THIRTIETH SUPPLEMENTAL INDENTURE
Thirtieth Supplemental Indenture (this “Supplemental Indenture”), dated as of March 18, 2026, between The AES Corporation, a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company and Wells Fargo Bank, National Association (as successor trustee to The First National Bank of Chicago) (“Wells Fargo”) entered into that certain Senior Indenture, dated as of December 8, 1998 (the “Base Indenture”);

WHEREAS, the Company executed and delivered that certain Twenty-Ninth Supplemental Indenture, dated as of March 20, 2025, between the Company and the Trustee, as successor trustee to Wells Fargo (the “Twenty-Ninth Supplemental Indenture” and together with the Base Indenture, the “Indenture”) providing for the issuance of 5.800% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of March 1, 2026, by and among the Company, Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger;

WHEREAS, in connection with the Merger, the Company has solicited consents (“Consents”) from all Holders of the Notes, pursuant to that certain consent solicitation statement, dated as of March 5, 2026 (the “Consent Solicitation Statement”), with respect to the amendment of certain provisions of the Indenture, solely with respect to the Notes, as set forth in Section 2 of this Supplemental Indenture (collectively, the “Amendments”);
WHEREAS, Section 9.2 of the Base Indenture and Section 11 of the Notes permits the Company and the Trustee to amend certain provisions of the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes of all series affected thereby (the “Requisite Consents”);

WHEREAS, the Company has, pursuant to Sections 9.5 and 10.3 of the Base Indenture, furnished the Trustee with (i) an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Sections 10.3 and 10.4 of the Base Indenture and (ii) evidence of the Requisite Consents to the Amendments; and

WHEREAS, pursuant to Section 9.2 of the Base Indenture and Section 11 of the Notes, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The word “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
2. Amendments to the Indenture and the Notes.

(a)The Indenture and the Notes are hereby amended by modifying the definition of “Change of Control” to insert the bold and underlined language in Section 1.2 of the Twenty-Ninth Supplemental Indenture as follows:

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons, other than any Permitted Holder, shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing, a “Change of Control” will not occur or be deemed to occur or have occurred in connection with the GIP/EQT Transaction.
(b)The Indenture and the Notes are hereby amended by adding the definition of “GIP/EQT Transaction” to Section 1.2 of the Twenty-Ninth Supplemental Indenture as follows:
“GIP/EQT Transaction” means the transactions contemplated by that certain Agreement and Plan of Merger, dated March 1, 2026, by and among The AES Corporation, a Delaware corporation, Horizon Parent, L.P., a Delaware limited partnership (“Parent”), and Horizon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into The AES Corporation, with The AES Corporation surviving the merger.
(c)The Indenture and the Notes are hereby amended by adding the definition of “Permitted Holder” to Section 1.2 of the Twenty-Ninth Supplemental Indenture as follows:
“Permitted Holder” means, at any time, collectively, (1) EQT Fund Management S.à.r.l., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing (collectively, “EQT”), (2) Global Infrastructure Management, LLC and each of its Affiliates but not, including, however, any portfolio companies of any of the foregoing (collectively, “GIP”), (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Notes and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as then in effect) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, EQT and GIP, collectively, have beneficial ownership of more than 50% of the then outstanding Voting Stock of the Company or any of its direct or indirect parent entities held by such group.
3. Effectiveness of Supplemental Indenture; Operativeness of Amendments.

(a)This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

(b)This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company and the Trustee; provided, however, that the Amendments shall only become operative once (i) the Merger is consummated and (ii) the Consent Fee (as defined in the Consent Solicitation Statement) has been paid to the Depository Trust Company for the benefit of the Consenting Holders (as defined in the Consent Solicitation Statement) in accordance with the terms set forth in the Consent Solicitation Statement (collectively, the “Conditions”). The Company shall notify the Trustee promptly in writing upon the satisfaction of the Conditions. The Trustee shall have no obligation to determine if the Conditions have been satisfied and is entitled to conclusively rely upon such writing that the Amendments have become operative.
4. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Supplemental Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Supplemental Indenture or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Supplemental Indenture or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third-party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (i) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (ii) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.
7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8. The Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
9. Successors. All agreements of the Company in this Supplemental Indenture shall bind its respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Thirtieth Supplemental Indenture to be duly executed as of the date first above written.

THE AES CORPORATION, as the Company
By: /s/ Jeff MacKay
Name: Jeff MacKay
Title: Vice-President and Treasurer

Attest:
By: /s/ Stephen Coughlin
Name: Stephen Coughlin
Title: Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee
By: /s/ Chris Niesz
Name: Chris Niesz
Title: Director

By: /s/ Mary Miselis
Name: Mary Miselis
Title: Vice President

[Signature Page to Thirtieth Supplemental Indenture of The AES Corporation]